EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ITLA Capital Corporation 2005 Re-Designated, Amended and Restated Employee Stock Incentive Plan of our reports dated March 8, 2005, with respect to the consolidated financial statements of ITLA Capital Corporation, ITLA Capital Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ITLA Capital Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
November 10, 2005